                                                                    EXHIBIT 10.1


                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                              CHASE INDUSTRIES INC.

                                       AND

                                MARTIN V. ALONZO

                              dated effective as of

                                  March 1, 2001

                                TABLE OF CONTENTS

                                                                                 Page

1.   Employment...............................................................     1

2.   Duties and Restrictions..................................................     1
     (a)    Duties as Employee of the Company.................................     1
     (b)    Other Duties......................................................     1
     (c)    Non-Compete.......................................................     2
     (d)    Confidentiality...................................................     2

3.   Place of Performance.....................................................     3

4.   Compensation and Related Matters.........................................     3
     (a)   Base Salary........................................................     3
     (b)   Bonus Payments.....................................................     3
     (c)   Expenses...........................................................     3
     (d)   Other Benefits.....................................................     4
     (e)   Vacations..........................................................     4
     (f)   Perquisites........................................................     4
     (g)   Proration..........................................................     5

5.   Unauthorized Disclosure..................................................     5

6.   Termination..............................................................     6
     (a)   Death..............................................................     6
     (b)   Disability.........................................................     6
     (c)   Cause..............................................................     6
     (d)   Termination by Executive...........................................     6

7.   Compensation Upon Termination Prior to a Change in Control of the Company     7
     (a)   Death..............................................................     7
     (b)   Disability.........................................................     7
     (c)   Cause..............................................................     8
     (d)   Breach by the Company or for Good Reason...........................     8
     (e)   Mitigation.........................................................     8
     (f)   Retirement.........................................................     9

8.   Compensation Upon or After a Change in Control of the Company............     9
     (a)   Compensation Upon Termination......................................     9
     (b)   Mitigation.........................................................    10
     (c)   Letter of Credit...................................................    11
     (d)   Compensation Upon Change in Control................................    11

9.   Other Provisions Relating to Termination.................................    11
     (a)   Notice of Termination..............................................    11

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
                                                                                 Page

     (b)   Date of Termination................................................    11
     (c)   Good Reason........................................................    12
     (d)   Cause..............................................................    12
     (e)   Certain Definitions................................................    13
     (f)   Affiliate..........................................................    15
     (g)   Interest...........................................................    15

10.  Successors; Binding Agreement............................................    15
     (a)   Successors.........................................................    15
     (b)   Assumption.........................................................    15
     (c)   Certain Payments...................................................    16

11.  Notice...................................................................    16

12.  Dispute..................................................................    16

13.  Severability.............................................................    17

14.  Miscellaneous............................................................    17

15.  Attorney Fees............................................................    17

16.  Counterparts.............................................................    17

17.  Restatement of Prior Agreement...........................................    17

                              EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement (this "Agreement") is effective as of March 1, 2001, by and between Chase Industries Inc., a Delaware corporation (the "Company"), and Martin V. Alonzo (the "Executive") and is joined in by Chase Brass & Copper Company, Incorporated, a wholly-owned subsidiary of the Company ("CBCC") for purposes stated on the signature page hereto. This Agreement amends and restates the Prior Employment Contract (as defined in Section 17).

                                    RECITALS:

         WHEREAS, Executive is the Chairman of the Board, President and Chief Executive Officer of the Company and is an integral part of its management who participates in the decision-making process relative to short and long-term planning and policy for the Company;

         WHEREAS, it is the desire of the Board of Directors of the Company (the "Board") to assure itself of the continued management services of Executive by
(i) continuing to directly engage Executive as an officer of the Company, CBCC, and each of its other Subsidiaries (as defined in Section 9(e)(vii) below) now existing or hereafter acquired or formed, and (ii) continuing to directly engage the services of Executive as a director of the Company, CBCC, and each such Subsidiary; and

         WHEREAS, Executive is desirous of continuing to commit himself to serve the Company on the terms herein provided.

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

         1. Employment. The Company hereby agrees to employ Executive as its Chairman of the Board, President and Chief Executive Officer, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on the date hereof and expiring on the earlier of a Change in Control of the Company as described in Section 9(e)(ii) (1), (3),
(4) or (5) of this Agreement or September 1, 2001, unless sooner terminated as hereinafter set forth (the "Term"). Notwithstanding the expiration of the Term or other termination of this Agreement, if a Change of Control shall occur at or prior to the expiration of the Term or other termination of this Agreement, the terms of this Agreement shall survive to the extent necessary to enable Executive to enforce his rights under Section 8 of this Agreement.

         2.       Duties and Restrictions.

                  (a) Duties as Employee of the Company. Executive shall, subject to the supervision of the Board, have general management of the business, affairs and property of the Company in the ordinary course of its business with all such powers with respect to such general management as may be reasonably incident to such responsibilities.

                  (b) Other Duties. Executive agrees to serve as a director of the Company and of any of its Subsidiaries and in one or more executive offices of any such Subsidiary; provided, however, that he is indemnified for serving in any and all such capacities in a manner acceptable


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
to the Company and Executive. In addition to the foregoing, the Company agrees to take all action within its power and authority (including without limitation voting all shares of voting capital stock of each such Subsidiary held by the Company) to cause Executive to be a member of the board of directors of each such Subsidiary, and Executive agrees to accept such employment and directorships, during the Term of this Agreement. Executive agrees that he shall not be entitled to receive any compensation for serving as a director of the Company or, with respect to the Subsidiaries of the Company, in any capacity other than the compensation to be paid to Executive pursuant to this Agreement or any other written agreement between the Company or any of its Subsidiaries and Executive.

                  (c) Non-Compete. Executive agrees that he will not, for a period of one year following the termination of his employment with the Company,
(i) employ, associate in any business relationship with, endeavor to entice away from the Company or its Subsidiaries or otherwise interfere with any person who was an employee of or consultant to the Company or any of its Subsidiaries during the three (3) month period preceding such termination or (ii) be employed by, associated with or have any interest in, directly or indirectly (whether as principal, director, officer, employee, consultant, partner, stockholder, trustee, manager or otherwise), any company in the business of manufacturing or producing copper alloy rod which is directly competitive with the Company or CBCC, or any company which otherwise is directly competitive with the Company and any of its other Subsidiaries, in any geographical area in which the Company or its Subsidiaries engage in business at the time of such termination or in which any of them, prior to termination of Executive's employment, evidenced in writing, at any time during the six month period prior to such termination, its intention to engage in such business (any such company, a "Competing Business"); provided, however, that the provisions of this Section 2(c) shall not apply in the event (i) the Company terminates Executive's employment with the Company other than for "Cause" (as herein defined) or otherwise in violation of this Agreement, or (ii) Executive terminates this Agreement for Good Reason (as hereinafter defined). Notwithstanding the foregoing, Executive shall not be prohibited from owning one percent or less of the outstanding equity securities of any Competing Business whose equity securities are listed on a national securities exchange or publicly traded in any over-the-counter market.

                  (d) Confidentiality. Executive shall not, directly or indirectly, at any time following termination of his employment with the Company, reveal, divulge or make known to any person or entity, or use for Executive's personal benefit (including without limitation for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its Subsidiaries), any information acquired during the course of employment hereunder with regard to the financial, business or other affairs of the Company or any of its Subsidiaries (including without limitation any list or record of persons or entities with which the Company or any of its Subsidiaries has any dealings), other than (i) information already in the public domain, (ii) information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its Subsidiaries, or (iii) information that Executive is required to disclose under the following circumstances: (A) at the express direction of any authorized governmental entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for Executive, to be disclosed by Executive in connection with any legal action or proceeding involving Executive and the

Company or any Subsidiary of the Company in his capacity as an employee, officer, director, or stockholder of the Company or any Subsidiary of the Company. Executive shall, at any time requested by the Company (either during or within one year after his employment with the Company), promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Company or any of its Subsidiaries which he may then possess or have under his control.

         3. Place of Performance. In connection with his employment under this Agreement, Executive shall be based at 2 Sound View Drive, Suite 100, Greenwich, Connecticut 06830. The Company shall not, without the written consent of Executive, relocate or transfer Executive's place of performance to a location more than 35 miles from Executive's principal residence. If the Company relocates or transfers Executive's place of performance more than 35 miles from Executive's principal residence, then the Company promptly will pay all reasonable moving expenses incurred by Executive relating to a change of his principal residence, in connection with any such relocation of Executive's place of performance, to a location at least within 35 miles of the Executive's relocated place of performance. Furthermore, the Company will indemnify Executive against any loss realized in the sale of his principal residence in connection with any such change of residence. Such loss, and the indemnification by the Company hereunder, shall be computed as the difference (if such difference is a positive number) between (a) Executive's aggregate investment in such residence and (b) the actual sale price of the residence minus the expenses of the sale (including broker's commissions). Notwithstanding the above, the provisions of this Section 3 will not be applicable to, or invoked by, any relocation by Executive of his principal residence to a location more than 35 miles from Executive's place of performance if the Company has not changed the location of Executive's place of performance.

         4.       Compensation and Related Matters.

                  (a) Base Salary. Executive shall receive a base salary paid by the Company ("Base Salary") from the date of this Agreement through the expiration of this Agreement, as provided in Section 1, at the annual rate of $350,000 payable in substantially equal monthly installments (or such other more frequent times as executives of the Company normally are paid).

                  (b) Bonus Payments. Executive shall be entitled to receive, in addition to the Base Salary, such bonus payments, if any, as the Board or the compensation committee of the Board may specify.

                  (c) Expenses. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board for Executive, provided that such policies and procedures so established by the Board shall not be established and/or enforced in a manner that is adversely discriminating to Executive as compared to the policies and procedures established and enforced against the other senior executive officers of the Company; it being agreed that Executive may be entitled to a reimbursement for expenses not otherwise available to any other senior executive officer of the Company if so determined by the Board) in performing services hereunder, provided that Executive properly accounts therefore in accordance with Company policy.

                  (d) Other Benefits. The Company shall not make any changes in any employee benefit plans or other arrangements in effect on the date hereof or subsequently in effect in which Executive currently or in the future participates (including, without limitation, each pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock or unit ownership plan, stock or unit purchase plan, stock or unit option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health-and-accident plan, or any other similar plan or arrangement) that would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of the Company. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or other arrangement made available by the Company now or in the future to its senior executive officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to Section 4(a) above.

                  (e) Vacations. Executive shall be entitled to 20 paid vacation days during the Term or such additional number as may be determined by the Board from time to time. For purposes of this Section 4(e), weekends shall not count as vacation days and Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers. Notwithstanding the provisions contained in Sections 6, 7 and 8, upon termination of this Agreement for any reason, Executive shall be entitled to payment by the Company for accumulated vacation days not taken by Executive as of the Date of Termination (as defined in Section 9(b) hereof). The payment for accumulated vacation days shall be calculated based on Executive's Base Salary during the year in which the accumulated vacation days accrued. In addition, upon execution of this Agreement, the Company shall pay to Executive for the vacation days accumulated and carried forward as permitted under Section 4(e) of the Prior Employment Contract (as defined in Section 17(a)).

                  (f)      Perquisites.

                  (i) Executive shall be entitled to receive the perquisites and fringe benefits appertaining to the offices of Chairman of the Board, President and Chief Executive Officer of the Company in accordance with any practice established by the Board. Notwithstanding, and in addition to, any perquisites to which Executive is entitled pursuant to the preceding sentence, during the Term the Company shall continue to maintain Executive's current membership at all clubs and other organizations to which Executive is a member as of the date hereof and with respect to which the Company currently pays for Executive's membership, and any and all clubs and other organizations in substitute thereof to which Executive may become a member after the date hereof that are reasonably comparable in cost to the Company as such current clubs and organizations.

                  (ii)     In addition to any other benefits payable under this
Section 4, the Company shall provide, at the Company's cost, a life insurance policy on the life of Executive in the amount of $1 million payable to such beneficiary as designated by Executive, if and to the extent such insurance is available on reasonably commercial terms as determined by the compensation committee of the Board. The Company may satisfy its obligation under this clause (ii) by assigning to such beneficiary as designated by Executive $ 1 million of the proceeds of the Company's key man life insurance policy maintained on the life of Executive.

                  (iii) In the event Executive's employment hereunder is terminated (whether by Executive or the Company) for any reason whatsoever (other than for Cause (as defined herein) or as a result of Executive's death), then the Company shall, at Executive's written request and to the extent permitted by the terms of such policies and applicable law, assign and convey all life, disability and other insurance policies then maintained by the Company on the life of or for the benefit of Executive to Executive, who shall thereafter be solely responsible, at his election, to pay all premiums payable after such assignment and conveyance to maintain the coverage under such policies with respect to Executive. Executive shall not be required to pay any money or other consideration to the Company upon such assignment and conveyance, it being acknowledged and agreed by the parties hero that Executive's execution and delivery hereof constitute adequate and satisfactory consideration for such assignment and conveyance.

                  (g) Proration. Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed.

         5. Unauthorized Disclosure. During the period of his employment hereunder, Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person any material confidential information obtained by him while in the employ of the Company with respect to any matter concerning the Company's, any of its Subsidiaries' or any of their affiliates', business or operations, the disclosure of which he knows will be materially damaging to the Company, any of its Subsidiaries or any of their affiliates; provided, however, that confidential information shall not include any information already in the public domain or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company; provided further, however, that Executive shall not be required to keep confidential any such information and may disclose such information under the following circumstances:

                  (i) Executive may disclose such confidential information to another employee of the Company or any Subsidiary of the Company or to representatives or agents of the Company or any Subsidiary of the Company (such as independent accountants and legal counsel) when such disclosure is reasonably necessary or appropriate in connection with the performance by executive of his duties as an executive officer of the Company;

                  (ii) at the express direction of any authorized governmental entity;

                  (iii)    pursuant to a subpoena or other court process; or

                  (iv) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body.

         6. Termination. Executive's employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement only under the following circumstances:

                  (a) Death. Executive's employment hereunder shall terminate upon his death.

                  (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been unable to perform his material managerial duties and responsibilities hereunder on a full time basis for 180 consecutive calendar days, and within 30 days after written notice of termination is given (which may occur no sooner than 30 days prior to the end of such 180 day period) Executive shall not have returned to the performance of his material managerial duties and responsibilities hereunder on a full time basis, the Company may terminate Executive's employment hereunder; provided, however, that during any period of Executive's disability the Company may assign Executive's duties to any other employee of the Company or may engage or hire a third party to perform such duties and any such action shall not be deemed "Good Reason" for Executive to terminate this Agreement pursuant to Section 6(d)(i) hereof. If the Company and Executive are unable at any time to agree on whether Executive is physically or mentally capable of performing his duties hereunder then the Company shall select one physician, Executive shall select one physician and the physicians so selected shall select one physician to examine Executive to determine whether Executive is physically or mentally incapable to perform such duties and the determination of a majority of such physicians shall be conclusive; and the Company shall be entitled to terminate this Agreement in accordance with this Section 6(b) based on the determination by such physicians that Executive is physically or mentally incapable of performing his duties hereunder.

                  (c) Cause. The Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon the engagement by Executive in:

                  (i) the continued failure by Executive to substantially perform his duties hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Executive has not substantially performed his duties;

                  (ii) dishonesty of a material nature that relates to the performance of the Executive's duties hereunder;

                  (iii) criminal conduct (other than minor infractions and traffic violations) that relates to the performance of the Executive's duties hereunder;

                  (iv) a material violation by Executive of his duty of loyalty to the Company which results or may result in material injury to the Company;

                  (d) Termination by Executive. At his option, Executive may terminate his employment hereunder (i) subject to Section 9(c) hereof, for Good Reason; (ii) if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life; and (iii) upon his retirement at, or anytime after, the completion of the Term of this Agreement.

         For purposes of this Agreement, the termination of Executive's employment hereunder by Executive because of the occurrence of any one or more of the following events shall be deemed to have occurred for "Good Reason":

                           (A) a material change in the nature or scope of
                  Executive's authorities, powers, functions, duties, or responsibilities that is not consented to or approved by Executive;

                           (B) any removal by the Company of Executive from, or
                  any failure to re-elect Executive to, the positions indicated in Section 1 hereof or his position as a director and Chairman of the Board of the Company, except in connection with termination of Executive's employment for Cause or disability, unless such removal or failure to re-elect is consented to or approved by Executive;

                           (C) a reduction in Executive's Base Salary or any
                  other failure by the Company to comply with Section 4 hereof that is not consented to or approved by Executive;

                           (D) failure by the Company to comply with Section 3
                  hereof;

                           (E) failure of the Company to obtain the assumption
                  of, and agreement to perform, this Agreement by any successor as contemplated in Section 10 hereof;

                           (F) failure by the Company to comply with Section
                  8(c) hereof; or

                           (G) failure by the Company or any Subsidiary of the
                  Company to comply with any other material term or provision hereof.

         7. Compensation Upon Termination Prior to a Change in Control of the Company. Prior to the occurrence of a Change in Control of the Company, Executive shall be entitled to the following compensation from the Company upon the termination of his employment.

                  (a) Death. If Executive's employment shall be terminated by reason of his death, the Company shall pay to such person as shall have been designated in a notice filed with the Company prior to Executive's death, or, if no such person shall be designated, to his estate as a death benefit, his Base Salary to the date of his death in addition to any payments Executive's spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or other arrangement or group life insurance policy maintained by the Company;

                  (b) Disability. During any period that Executive fails to perform his material managerial duties and responsibilities hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his Base Salary and any bonus payments until

Executive's employment is terminated pursuant to Section 6(b) hereof or until Executive terminates his employment pursuant to Section 6(d)(ii) hereof, whichever first occurs. After such termination, Executive shall be entitled to receive, and the Company agrees to pay, the following compensation:

                  (i) the remainder, if any, of Executive's Base Salary which was earned but not paid prior to the Date of Termination (hereinafter defined); plus

                  (ii) any disability payments otherwise payable to Executive by or pursuant to group plans provided by the Company.

                  (c) Cause. If Executive's employment shall be terminated for Cause, the Company shall pay Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given. Such payments shall fully discharge the Company's obligations hereunder.

                  (d) Breach by the Company or for Good Reason. If (A) the Company shall terminate Executive's employment other than for Cause or (B) Executive shall terminate his employment for Good Reason, then the Company shall pay Executive:

                  (i) his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

                  (ii) in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to Executive on or before the fifteenth day following the Date of Termination, a lump sum in cash equal to one and one-half times the sum of (A) Executive's full annual Base Salary at the rate in effect at the time the Notice of Termination is given or, if Executive resigns (or an event, which is not waived or consented to by Executive, occurs giving Executive the right to resign) his employment for Good Reason, immediately prior to the occurrence of the event giving rise to Good Reason, and (B) the average of the bonuses paid by the Company to Executive for the last three fiscal years of the Company ended prior to the Date of Termination (or if the Date of Termination occurs before the determination of Executive's bonus to be paid for the most recent prior fiscal year, the average of the bonuses paid by the Company to Executive for the three fiscal years immediately preceding such most recent prior fiscal year), taking into account, if applicable, any bonuses paid by the Company or CBCC to Executive during any periods that Executive was employed by the Company or CBCC (the "Average Three Year Bonus");

                  (iii) all benefits payable under the terms of all employee benefit plans or other arrangements as of the Date of Termination.

                  (e) Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.

                  (f) Retirement. If Executive's employment shall be terminated by reason of his retirement pursuant to Section 6(d)(iii) hereof:

                  (i) Executive shall be entitled to receive, and the Company agrees to pay the remainder, if any, of Executive's Base Salary which was earned but not paid prior to the Date of Termination (hereinafter defined), and

                  (ii) for the remainder of the life of Executive and Executive's spouse, the Company will continue to provide Executive and Executive's spouse with medical and dental insurance coverage on substantially the same terms and conditions as the Company from time to time provides to senior executive officers of the Company and/or CBCC (such insurance as provided to Executive and Executive's spouse herein referred to as "Retiree Insurance"); provided, however, that any Retiree Insurance shall be limited and reduced to the extent such coverage otherwise is provided by (or available from or under), at no direct out of pocket cost to the recipient, any other employer of Executive or Executive's spouse or Social Security or any similar or substitute plans available to such persons.

         8.       Compensation Upon or After a Change in Control of the Company.

                  (a) Compensation Upon Termination. If, after the occurrence of a Change in Control of the Company described in Section 9(e)(ii)
(2) of this Agreement, Executive's employment is terminated by the Company or by Executive, as the case may be, for any of the reasons described in Section 6 above prior to the expiration of the Term, then Executive shall be entitled to
(i) the same compensation benefits from the Company as set forth in Section 7 above to which he would have been entitled if the termination of his employment had occurred prior to the occurrence of a Change in Control of the Company plus
(ii) in the event the termination occurs as described in Section 7(d) above, the following additional benefits (subject to the provisions of Section 9(e)(ii)(2)):

                           (A) on or before the fifteenth day following the Date
                  of Termination, the Company shall pay to Executive a lump sum in cash equal to 2.9999 times Executive's "Annualized Includable Compensation" (within the meaning of Section 280G(d)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) from the Company at the time of payment during the period consisting of the most recent five taxable years of Executive ending before the date of the Change in Control (or such portion of such period during which Executive was employed by the Company); provided, however, that the amount of cash paid pursuant to this Section 8(a)(A) plus the value of any other compensation paid to Executive, pursuant to this Agreement or otherwise, as a result of the termination of Executive's employment that is subject to the provisions of
                  Section 280G of the Code shall in no event exceed $100 less than 3.00 times Executive's Annualized Includable Compensation and the amount of the Company's cash payment to Executive under this Section 8(a)(A) shall be adjusted accordingly to achieve this result. Notwithstanding the provisions of this
                  Section 8(a)(A), nothing contained in this Section 8(a)(A) shall be construed to imply that any payments to the Executive other than pursuant to this Section 8(a)(A) are subject to the provisions of Section 280G of the Code;

                           (B) the Company shall maintain in full force and
                  effect, for the continued benefit of Executive and Executive's spouse for a four-year period beginning upon the Date of Termination, all employee benefit plans and other arrangements (including medical and dental insurance coverage) as in effect and in which such persons were entitled to participate immediately prior to the Date of Termination, provided that the continued participation of such persons is possible under the general terms and provisions of such plans and arrangements. However, in no event shall this paragraph be construed to reduce the duration or benefits derived from any such plans or arrangements that otherwise would extend beyond such four-year period. If the participation of any of such persons in any such plan or arrangement is barred, the Company shall arrange to provide such persons with benefits substantially similar to those which such persons would otherwise have been entitled to receive under such plans and arrangements from which such persons' continued participation is barred. At the end of the period of coverage, Executive shall have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy (other than Retiree Insurance, which is provided for in the following sentence) owned by the Company which relates specifically to him. In addition, upon the expiration of the period of coverage under this Section 8(a)(B), the Company will continue to provide to Executive and Executive's spouse Retiree Insurance to the same extent as it would have been required if Executive had retired as contemplated by Section 7(f) hereof. If, as a result of providing the benefits provided for under this Section 8(a)(B), Executive or Executive's spouse shall incur any tax liability that otherwise would not have been incurred if Executive were still an employee of the Company, then, in addition to the amounts otherwise payable to Executive under this Section 8(a), but subject to the provisions of Section 8(a)(A), the Company shall pay to Executive and/or Executive's spouse, as applicable, cash in an amount necessary to discharge any additional federal income tax liability incurred by Executive and/or Executive's spouse, as applicable, as a result of the receipt of the benefits provided for under this
                  Section 8(a)(B) (including the tax gross-up provided by this sentence); and

                           (C) the Company shall pay all other damages to which
                  Executive may be entitled as a result of the termination of his employment under this Agreement, including all legal fees and expenses incurred by him in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement in accordance with, and as contemplated by, Section 15 hereof.

                  (b) Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 8 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise; provided, however, that any insurance coverage provided for pursuant to Section 8(a)(B), including Retiree Insurance, shall be limited and reduced to the extent such coverage otherwise is provided by (or available from or under), at no direct out of pocket cost to the recipient, any other employer of Executive, Executive's spouse, or Executive's minor children, as applicable, or Social Security or any similar or substitute plans available to such persons.

                  (c) Letter of Credit. After the occurrence of a Change in Control of the Company, Executive may request the Company (and the Company shall comply with such request, at the Company's sole cost and expense, within ten days after such request is received by the Company) to post an irrevocable letter of credit with a banking institution reasonably acceptable to Executive in an amount equal to the maximum amount of severance benefits to which Executive would be entitled if Executive were to terminate his employment with the Company for Good Reason. Such letter of credit shall contain provisions making the funds available thereunder to Executive by Executive's drafts drawn at sight at any time and from time to time. Such provisions shall permit Executive to present drafts (including drafts for partial draws) drawn at sight by presentation by Executive to the applicable banking institution of a written statement setting forth (i) that the Company is in default on a payment to be made to Executive under this Agreement; (ii) the amount of such payment; and
(iii) a representation from Executive that he is not in default under nor has he breached the terms of this Agreement. The Company shall continue to keep such letter of credit in place for a period of not less than one year from the date of the occurrence of such Change in Control of the Company.

                  (d) Compensation Upon Change in Control. Notwithstanding the foregoing provisions of this Section 8, (i) if a Change in Control described in Sections 9(e)(ii)(1), (3), (4) or (5) of this Agreement occurs on or prior to the expiration of the Term or other termination of this Agreement, Executive shall be entitled to receive the compensation described in Sections 8(a)(ii) (irrespective of whether Executive's employment is terminated) simultaneously with the occurrence of such Change in Control or (ii) if a Change in Control described in Section 9(e)(ii)(2) of this Agreement (a "Tender") occurs prior to the expiration of the Term or other termination of this Agreement and a Change in Control described in Section 9(e)(ii)(1), (3), (4) or (5) occurs within one year after such Tender as contemplated by Section 9(e)(ii)(2) (the "Second Step"), then Executive shall be entitled to receive the compensation described in Section 8(a)(ii) (irrespective of whether Executive's employment is terminated) simultaneously with the occurrence of such Second Step (regardless of whether the Second Step is consummated with the same party who initiated the Tender), notwithstanding any expiration of the Term or other termination of this Agreement prior to the consummation of such Second Step.

         9.       Other Provisions Relating to Termination.

                  (a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive (other than termination because of the death of Executive) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                  (b) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean (i) if Executive's employment is terminated by his death or retirement, the date of his death or retirement; (ii) if Executive's employment is terminated because of a disability pursuant to Section 6(b), then 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period); (iii) if Executive's employment is terminated by the Company for Cause or by Executive for Good Reason, then, subject to Sections 9(c) and 9(d), the date specified in the Notice of Termination (which date shall be a date between the date Notice of Termination is given and 30 days thereafter (inclusive)); and (iv) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

                  (c) Good Reason. Upon the occurrence of an event described in clauses (A) through (G) of Section 6(d), Executive may terminate his employment hereunder for Good Reason within 30 days thereafter by giving a Notice of Termination to the Company to that effect, describing in reasonable detail the facts or circumstances giving rise to Executive's right to terminate his employment for Good Reason (and, if applicable, the action required to cure same). If the effect of the occurrence of the event described in clauses (A) through (G) of Section 6(d) may be cured, the Company shall have the opportunity to cure any such effect for a period of 30 days following receipt of Executive's Notice of Termination. If within 30 days following the Company's receipt of a Notice of Termination for Good Reason (i) the Company delivers written notice to Executive denying that Good Reason exists, the question of the existence or nonexistence of Good Reason will be submitted for arbitration in accordance with
Section 12; or (ii) the Company has not cured the facts or circumstances giving rise to Executive's right to terminate his employment for Good Reason and shall not have delivered a notice pursuant to clause (i) of this Section 9(c), then the termination by Executive for Good Reason shall be effective as of the date specified in Executive's Notice of Termination. If Executive does not give a Notice of Termination to the Company within 30 days after learning of the occurrence of an event giving rise to Good Reason, then this Agreement will remain in effect; provided, however, that the failure of Executive to terminate this Agreement for Good Reason shall not be deemed a waiver of Executive's right to terminate his employment for Good Reason upon the occurrence of a subsequent event described in clauses (A) through (G) of Section 6(d) in accordance with the terms of this Agreement. Notwithstanding the foregoing, the right of Executive to terminate his employment for Good Reason under Section 6(d) shall not limit the Company's right to terminate Executive's employment for Cause under Section 6(c) if Cause is determined to exist prior to the time Good Reason is determined to exist.

                  (d) Cause. Upon the occurrence of an event described in clauses (i) through (iv) of Section 6(c), the Company may terminate Executive's employment hereunder for Cause within 30 days thereafter by giving Executive a Notice of Termination to that effect, describing in reasonable detail the facts or circumstances giving rise to the Company's right to terminate Executive's employment for Cause (and, if applicable, the action required to cure same). If the effect of the occurrence of the event described in clauses (i) through (iv) of Section 6(c) may be cured, Executive shall have the opportunity to cure any such effect for a period of 30 days following receipt of the Company's Notice of Termination. If, within 30 days following Executive's receipt of a Notice of Termination for Cause (i) Executive delivers written notice to the Company denying that Cause exists, the question of the existence or nonexistence of Cause will be submitted for arbitration in accordance with Section 12; or (ii) Executive has not cured the facts or circumstances giving rise to the Company's right to terminate Executive's employment for Cause and shall not have delivered a notice pursuant to clause (i) of this Section 9(d), then Executive's termination for Cause shall be effective as of the date specified in the

Company's Notice of Termination. If the Company does not give a Notice of Termination to Executive within 30 days after learning of the occurrence of an event giving rise to Cause, then this Agreement will remain in effect; provided, however, that the failure of the Company to terminate this Agreement for Cause shall not be deemed a waiver of the Company's right to terminate Executive's employment for Cause upon the occurrence of a subsequent event described in clauses (i) through (iv) of Section 6(c) in accordance with the terms of this Agreement. Notwithstanding the foregoing, the right of the Company to terminate Executive's employment for Cause under Section 6(c) shall not limit Executive's right to terminate his employment for Good Reason under Section 6(d) if Good Reason is determined to exist prior to the time Cause is determined to exist.

                  (e)      Certain Definitions.

                  (i) Acquiring Person: shall mean any individual, group, partnership, corporation, association, trust, or other entity or organization (a "Person") other than (a) Executive or any Executive Affiliate, or (b) the Company, any of the Company's Subsidiaries, any employee benefit plan of the Company or of a Subsidiary of the Company or of a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary of the Company or of a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

                  (ii) Change in Control: shall be deemed to have occurred if:

                           (1) any Acquiring Person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directly or indirectly, of securities of the Company representing fifty percent or more of the combined voting power of the then outstanding Voting Securities of the Company; or

                           (2) a public announcement is made of a tender or exchange offer by any Acquiring Person for fifty percent or more of the outstanding Voting Securities of the Company, and the Board of Directors of the Company approves or fails to oppose that tender or exchange offer in its statements in Schedule 14D-9 under the Exchange Act; provided, however, that the benefits payable to Executive under
         Section 8(a) hereof shall not be payable solely as a result of an event described in this clause (2) unless, within one year after the occurrence of such event, an event described in clauses (1), (3), (4) or (5) hereof shall have occurred, in which case such benefits payable under Section 8(a)(ii) hereof shall be payable within fifteen days after the occurrence of such event; or

                           (3) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or partnership (or, if no such approval is required, the consummation of such a merger or consolidation of the Company), other than a Conversion Transaction. A "Conversion Transaction" shall mean a merger or consolidation that would result in the Voting Securities of the

         Company outstanding immediately prior to the consummation thereof continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity or of a parent of the surviving entity) a majority of the combined voting power of the Voting Securities and Convertible Voting Securities (on a fully-diluted basis assuming full conversion thereof) of the surviving entity (or its parent) outstanding immediately after that merger or consolidation; provided that if any Acquiring Person owns less than fifty percent of the Voting Securities of CSI outstanding immediately prior to such merger or consolidation and immediately after such merger or consolidation owns fifty percent or more of the outstanding Voting Securities of the surviving entity (or its parent) outstanding immediately after that merger consolidation, then such merger of consolidation shall not be deemed a "Conversion Transaction"; or

                           (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets (or, if no such approval is required, the consummation of such a liquidation, sale, or disposition in one transaction or series of related transactions) other than a liquidation, sale or disposition of all or substantially all the Company's assets in one transaction or a series of related transactions to a Subsidiary of the Company or any other corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or

                           (5) members of the Incumbent Board cease for any reason to constitute at least a majority of the Board.

                  (iii) Convertible Voting Securities: any and all options, warrants, or other rights to purchase, or securities convertible into or exchangeable or exercisable for, directly or indirectly, Voting Securities of any Person.

                  (iv) CVC Directors: (A) those members of the Board who are, or who have served as, employees, officers or directors of Citigroup Inc. ("CI"), Citicorp Venture Capital Ltd. ("CVC"), Court Square Capital Limited ("CSCL") or any affiliate of CI, CVC or CSCL at any time such individuals serve as a member of the Board and (B) any other members of the Board nominated by (i) such members of the Board described in (A) above, (ii) CI, (iii) CVC, (iv) CSCL,
(v) any affiliate of CI, CVC or CSCL, or (v) any person who is part of a group (as determined pursuant to Section 13(d)(2) of the Exchange Act) of which CI, CVC, CSCL or any affiliate of CI, CVC or CSCL is also a part with respect to any Voting Securities of the Company.

                  (v) Executive Affiliate: any Person directly or indirectly controlled by Executive. For purposes of this Agreement, a Person shall be presumed to be controlled by Executive if (A) Executive is a director or general partner or of such Person (including any partnership in which Executive is a general partner or any trust in which Executive is a trustee or beneficiary), (B) Executive directly or indirectly beneficially owns 10% or more of the outstanding Voting Securities (hereinafter defined) of such Person or (C) such Person is controlled by any Person contemplated in clauses (A) or (B) of this clause (e)(iii).

                  (vi) Incumbent Board: individuals who, as of the date hereof, constitute the Board and any other individual who becomes a director of the Company after that date and whose election or appointment by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; provided that, for purposes of this Agreement, the Incumbent Board shall not include the CVC Directors.

                  (vii) Subsidiary: with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

                  (viii) Voting Securities: (i) any securities that vote generally in the election of directors, in the admission of general partners, or in the selection of any other similar governing body and (ii) with respect to the Company, all shares of the Company's nonvoting common stock, par value $.01 per share (all of which are convertible into shares of common stock, par value $.01 per share, of the Company).

                  (f) Affiliate. For purposes of this Agreement, the term "affiliate" shall mean, with respect to any Person (including an entity), any other Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in this definition of "affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.

                  (g) Interest. Until paid, all past due amounts required to be paid by the Company under any provision of this Agreement shall bear interest at the lesser of 25% or the highest non-usurious rate permitted by applicable federal, state, or local law.

         10.      Successors; Binding Agreement.

                  (a) Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company, Executive, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

                  (b) Assumption. The Company will require any successor (whether direct or indirect, by purchase of securities, merger, consolidation, sale of assets, or otherwise) to all or substantially all of the business or assets of the Company, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume this Agreement and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason after the occurrence of a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

                  (c) Certain Payments. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

         11. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or similar electronic device and confirmed; (iii) delivered by overnight express; or (iv) if sent by any other means, upon receipt. Notices and all other communications provided for in this Agreement shall be addressed as follows:

         If to Executive:
                  Martin V . Alonzo
                  31 Baldwin Farms North
                  Greenwich, Connecticut 06831

         If to the Company:
                  Chase Industries Inc.
                  c/o Chase Brass & Copper Company, Inc.
                  Attention: Chief Financial Officer
                  State Route 15
                  Montpelier, Ohio 43543
                  Facsimile No: 419/485-8150

or to such other address as any party may have furnished to the other in writing in accordance herewith.

         12. Dispute. In the event any dispute or controversy arises under this Agreement and is not resolved by the mutual written agreement between Executive and the Company within 30 days after notice of the dispute is first given, then, upon the written request of Executive or the Company, such dispute or controversy shall be submitted to arbitration, which arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered thereon and the results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator's award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in New York, New York, and that any arbitration commenced in any other venue will be transferred to New York, New York, upon the written request of any party to this Agreement. The prevailing party will be entitled to reimbursement for reasonable attorneys fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. All arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by Executive, one arbitrator will be selected by the Company, and the two arbitrators so selected will select a third arbitrator. Any arbitrator selected by a party will not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever. The decision of the majority of the arbitrators will be binding on all parties. If any disputes submitted to arbitration pursuant to Sections 9(c) or 9(d) hereof are decided in favor of the party hereto attempting to terminate

Executive's employment hereunder, the Date of Termination shall be the date specified in the Notice of Termination.

         13. Severability. In the event that any provision of this Agreement, or the application thereof to any person or circumstance, is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect under present or future laws effective during the effective term of any such provision, such invalid, illegal or unenforceable provision shall be fully severable; and this Agreement shall then be construed and enforced as if such invalid, illegal, or unenforceable provision had not been contained in this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. Notwithstanding the above, in the event any such invalidity, illegality or unenforceability of any portion of Section 2(c) hereof is caused by such provision being held to be excessively broad as to time, duration, geographical scope, activity or subject, then such provision shall, at the option of the Company, remain a part of this Agreement and shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the then applicable law and shall be enforced so as to permit the Company or any of its Subsidiaries to recover damages for any prior violation of such provision as so limited and reduced, to the extent permitted under applicable law.

         14. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Ohio, excluding any choice-of-law provisions thereof.

         15. Attorney Fees. Except as otherwise provided in Section 12, the prevailing party in any dispute or controversy under or in connection with this Agreement shall be entitled to reimbursement from the non-prevailing party for all costs and reasonable legal fees incurred by such prevailing party.

         16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

         17. Restatement of Prior Agreement. Upon the execution of this Agreement by each of Executive and the Company, this Agreement shall restate and supersede the Employment Agreement dated as of November 10, 1994, by and between Executive, the Company and CBCC (the "Prior Employment Contract"), and upon such execution hereof the Prior Employment Contract shall be superceded in full hereby. Any provision contained in this Agreement that refers to or is dependent upon the time period during which Executive has been employed by the

Company shall take into account and include periods prior to the date hereof during which Executive was employed by the Company, and the termination of the Prior Employment Contract shall not be deemed a termination or any cessation of Executive's employment by the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                  THE COMPANY:
                                  CHASE INDUSTRIES INC.
                                  a Delaware corporation

                                  By: /s/ MICHAEL T. SEGRAVES
                                      ------------------------------------------
                                      Michael T. Segraves
                                      Vice President and Chief Financial Officer


                                  EXECUTIVE:

                                  /s/ MARTIN V. ALONZO
                                  ----------------------------------------------
                                  Martin V. Alonzo

Joined in for purposes of Section 2(b) hereof
CHASE BRASS & COPPER COMPANY, INC.



By: /s/ MICHAEL T. SEGRAVES
    ---------------------------------
    Michael T. Segraves
    Vice President